EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

November 2, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Announces Third Quarter 2006 Results and Revises 2006 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported earnings for the third quarter of 2006 and the nine months ended September 30, 2006 as follows:

•
Continuing operations earned $29.6 million, or $1.21 per share, for the third quarter of 2006 and $56.7 million, or $2.33 per share, for the nine months ended September 30, 2006. Excluding the results of minority ownership interests divested in the first quarter of 2006, earnings from continuing operations were $46.2 million, or $1.90 per share, for the nine months ended September 30, 2006. UIL recognized earnings of $10.5 million, or $0.43 per share, from the minority ownership interest divestitures, which includes the net gain of $10.6 million on the sale of Cross-Sound Cable.

2006 earnings from continuing operations, excluding the results of the minority interests that were divested, exceeded 2005 earnings from continuing operations by $10.7 million, or $0.43 per share, for the third quarter and $13.2 million, or $0.54 per share, for the first nine months.

•
Discontinued operations lost $17.8 million, or $0.73 per share, for the third quarter of 2006 and lost $79.7 million, or $3.27 per share, for the nine months ended September 30, 2006. The three and nine month results include an $18.2 million, or $0.74 per share after-tax non-cash impairment charge to reflect Xcelecom, Inc. at fair value and to recognize a state tax valuation allowance. The nine month results also include the previously announced after-tax non-cash goodwill impairment charge of $50.5 million, or $2.07 per share, relating to the divestiture of Xcelecom.

•	In total, UIL reported net income of $11.8 million, or $0.48 per share, for the third quarter of 2006 and a loss of $23.0 million, or $0.94 per share, for the nine months ended September 30, 2006.

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“Despite lower kilowatt-hour volume compared to last year, United Illuminating, the regulated utility of UIL, had a solid quarter,” commented James P. Torgerson, UIL chief executive officer. “The resolution of a long-standing regulatory issue related to taxes at UI added to the bottom line. Although we are still evaluating the recently released FERC ROE decision, we are pleased that FERC has recognized the value of incentives for needed investment in transmission infrastructure, and has established a 12.44% ROE for new investment going forward.” Torgerson also added that, “the divestiture of Xcelecom is progressing and although we recorded an additional impairment loss, there was not a cash impact.”

Continuing Operations

Amounts reported in continuing operations include results from The United Illuminating Company (UI), UIL’s regulated electric utility, United Capital Investments, a wholly-owned subsidiary of UIL and the unallocated Corporate costs at UIL. As required under accounting rules, continuing operations also includes the results from the divestitures of UIL’s minority ownership interests in Bridgeport Energy (BE) and Cross-Sound Cable (CSC).

UIL reported earnings from continuing operations of $29.6 million, or $1.21 per share, for the third quarter, compared to $18.5 million, or $0.76 per share, for the third quarter of 2005. For the first nine months, UIL reported net income from continuing operations of $56.7 million, or $2.33 per share, compared to $29.0 million, or $1.19 per share, in the first nine months of 2005. The improvement in 2006 for both the quarter and year-to-date was mainly due to improved results at UI and the absence of losses from BE that were incurred in 2005. The year-to-date 2006 results also include a net gain of $10.6 million, or $0.43 per share, on the sale of UIL’s minority ownership interest in CSC.

Excluding minority ownership interests divested in the first quarter of 2006, continuing operations reported earnings of $46.2 million, or $1.90 per share, for the first nine months, compared to earnings of $33.0 million, or $1.36 per share, in the same period in 2005.

The United Illuminating Company (UI)

Net income for UI totaled $30.1 million, or $1.23 per share, in the third quarter, compared to net income of $20.1 million, or $0.83 per share, in the third quarter of 2005, an increase of $0.48 per share. The increase in earnings for the third quarter was primarily due to non-recurring earnings related to accumulated deferred investment tax credits and excess deferred federal income taxes related to generation assets formerly owned by UI of $6.5 million and the regulatory recovery of gross earnings tax in the amount of $2.9 million.

For the first nine months, net income for UI was $48.6 million, or $2.00 per share, compared to net income of $37.0 million, or $1.53 per share, for the same period in 2005, an increase of $0.47 per share. The increase in year-to-date earnings was primarily due to the non-recurring gains discussed above and higher retail rates, which were partially offset by lower retail kilowatt-hour (kWh) volume, along with increases in outside services, payroll and incentive costs, and pension expense. Actual kWh volume consumption was 2.6% lower than the first nine months of 2005, mainly due to the impact of milder weather in 2006 compared to 2005.

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On October 31, 2006, the Federal Energy Regulatory Commission (FERC) issued a final decision authorizing a return on equity (ROE) for the owners of the ISO New England transmission grid, including an incentive rate to encourage transmission expansion and ensure grid reliability in the New England region. The order sets a base ROE of 10.20%, based on a proxy group made up of northeast utility companies. In addition, the FERC approved three ROE adders as follows: (i) a 50 basis point incentive for regional transmission organization participation; (ii) a 100 basis point incentive for new transmission investment; and (iii) a 74 basis point adjustment reflecting updated bond data, applicable to the period commencing with the date of the order. The new ROEs are effective February 1, 2005, with the exception of the adder related to updated bond data, which is effective prospectively from the date of the decision. Looking forward, the total ROE on new transmission investment is 12.44%.

UI’s preliminary analysis of the FERC decision resulted in a reduction to net income of approximately $1.9 million in order to establish a reserve for a refund for the period February 1, 2005 through September 30, 2006. The FERC decision is complex and subject to interpretation and clarification. UI will continue to evaluate the impact of this decision and will make revisions, if necessary, in the fourth quarter of 2006.

UIL Corporate

UIL retains certain costs at the holding company, or “corporate” level, which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges, strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $0.5 million, or $0.02 per share, in the third quarter compared to $1.0 million or $0.05 per share, in the third quarter of 2005.

For the first nine months, UIL Corporate incurred unallocated after-tax costs of $2.5 million, or $0.10 per share, compared to $3.5 million, or $0.16 per share, for the same period in 2005. The decline in costs for the third quarter and year-to-date 2006 was primarily due to increased interest income earned on short-term investments.

United Capital Investments, Inc. (UCI)

UCI, which holds a number of passive minority investments, reported minimal earnings for the third quarter and first nine months of 2006, and a loss of $0.2 million for the third quarter 2005 and $0.4 million, or $0.01 per share, for the first nine months of 2005.

Divested Minority Ownership Interests

Due to the completion of the divestitures of UIL’s interests in BE and CSC in the first quarter of 2006, no results were reported for divested businesses in continuing operations in the third quarter of 2006. Net losses of $0.4 million, or $0.02 per share, were reported for the same period in 2005.

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For the first nine months, divested businesses in continuing operations earned $10.5 million, or $0.43 per share, compared to a loss of $4.1 million, or $0.17 per share, in the same period of 2005. The year-to-date 2006 results include a net gain of $10.6 million, or $0.43 per share, on the sale of UIL’s minority interest in CSC. Excluding the gain on the sale of CSC, the increase in earnings from divested businesses in continuing operations for the third quarter and year-to-date compared to last year was mainly due to the absence of losses from BE.

Discontinued Operations

Xcelecom, Inc.

Xcelecom incurred a loss of $17.8 million, or $0.73 per share, in the third quarter, compared to earnings of $0.1 million, in the third quarter of 2005. The decrease from the prior year was primarily due to an $18.2 million, or $0.74 per share, after-tax non-cash impairment charge to reflect Xcelecom at fair value and to recognize a state tax valuation allowance. In accordance with SFAS No. 144, an impairment charge was recorded in the third quarter to bring the carrying value of the remaining Xcelecom businesses in line with their estimated fair value based on indicative third party bids. Absent the impairment, Xcelecom earned $0.4 million, or $0.01 per share, mainly due to a gain resulting from the sale of the Systems Integration business, which was partially offset by project losses at Xcelecom’s subsidiary, Allan/Briteway Electrical Contractors, Inc. and costs associated with the planned divestiture.

For the first nine months, Xcelecom incurred a loss of $79.7 million, or $3.27 per share, compared to a loss of $3.8 million, or $0.16 per share, for the same period of 2005. The increase in losses from the prior year was primarily due to a non-cash goodwill impairment charge of $50.5 million, after tax, or $2.07 per share, recorded in the first quarter, relating to UIL’s announcement of its intention to divest of Xcelecom, the non-cash impairment charge mentioned above and project losses.

On October 30, 2006, Xcelecom, Inc. entered into an agreement to sell all of the outstanding capital stock of Orlando Diefenderfer Electrical Contractors, Inc. to ODEC Holding Corp. for approximately $3.3 million. The $3.3 million sale price includes $1.0 million in cash and a right to receive approximately $2.3 million of net outstanding receivables.

Looking Forward

UIL Revises 2006 Earnings Guidance

Management is revising 2006 earnings guidance to reflect the impact of the Xcelecom impairment charge described above and other divestiture related costs. The guidance for Discontinued Operations and Total UIL Holdings has been revised accordingly. Guidance for UI and the remaining components of Continuing Operations is the same as previously reported.

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The table below shows the previous earnings guidance issued on September 8, 2006 and the currently revised earnings guidance.

2006
	Previous Guidance	Revised Guidance

Continuing Operations

UI	$2.00 - $2.16	$2.00 - $2.16
Corporate	(0.15) - (0.09)	(0.15) - (0.09)
Subtotal	$1.91 - $2.01	$1.91 - $2.01

Divested Minority Ownership Interests
in Continuing Operations

CSC	$0.42 - $0.45	$0.42 - $0.45
UBE	(0.03) - 0.00	(0.03) - 0.00
Subtotal	$0.39 - $0.45	$0.39 - $0.45

Total Continuing Operations	$2.30 - $2.46	$2.30 - $2.46

Discontinued Operations

Xcelecom	$(2.50) - $(2.35)	$(3.45) - $(3.30)

Total UIL Holdings	$(0.14) - $(0.06)	$(1.10) - $(0.90)

Note: Business unit expectations are not intended to be additive to derive consolidated expectations.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport and Xcelecom Inc., a leading provider of specialty contracting services and systems integration. For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS between the current and prior periods. The amounts presented show the EPS from continuing operations and discontinued operations where applicable for each of UIL Holdings’ lines of business. Continuing Operations is further displayed for clarity by continuing operations and divested minority owned businesses on an EPS basis. EPS is calculated by dividing the income from continuing operations, divested minority owned businesses and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented. The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis. The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP basis presentation.

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UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations, divested minority owned businesses and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate. Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, timing factors, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the third quarter and first nine months of 2006:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME (LOSS)
(Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Operating Revenues
Utility	$261,140	$259,442	$661,154	$632,271
Non-utility businesses	4	5	13	14
Total Operating Revenues	261,144	259,447	661,167	632,285
Operating Expenses
Operation
Fuel and energy	124,699	130,919	324,416	319,997
Operation and maintenance	63,071	57,805	174,127	156,164
Depreciation and amortization	21,065	22,024	54,562	54,713
Taxes - other than income taxes	12,616	12,480	33,602	32,043
Total Operating Expenses	221,451	223,228	586,707	562,917
Operating Income	39,693	36,219	74,460	69,368

Other Income and (Deductions), net	4,816	2,610	11,008	7,202

Interest Charges, net
Interest on long-term debt	5,332	5,158	16,075	15,582
Other interest, net	374	755	1,100	1,250
	5,706	5,913	17,175	16,832
Amortization of debt expense and redemption premiums	393	387	1,163	1,156
Total Interest Charges, net	6,099	6,300	18,338	17,988

Income Before Gain on Sale of Equity Investments, Income
Taxes, Equity Earnings and Discontinued Operations	38,410	32,529	67,130	58,582

Gain on Sale of Equity Investments	-	-	18,908	-

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	38,410	32,529	86,038	58,582

Income Taxes	9,199	14,109	29,414	24,927

Income Before Equity Earnings and Discontinued Operations	29,211	18,420	56,624	33,655
Gain (Loss) from Equity Investments	446	65	104	(4,729)
Income from Continuing Operations	29,657	18,485	56,728	28,926
Discontinued Operations, Net of Tax	(17,858)	(33)	(79,717)	(3,887)

Net Income (Loss)	$11,799	$18,452	$(22,989)	$25,039

Average Number of Common Shares Outstanding - Basic	24,455	24,283	24,382	24,223
Average Number of Common Shares Outstanding - Diluted	24,852	24,490	24,760	24,442

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$1.21	$0.76	$2.33	$1.19
Discontinued Operations	(0.73)	-	$(3.27)	(0.16)
Net Earnings (Loss)	$0.48	$0.76	$(0.94)	$1.03

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$1.19	$0.75	$2.29	$1.18
Discontinued Operations	(0.72)	-	(3.22)	(0.16)
Net Earnings (Loss)	$0.47	$0.75	$(0.93)	$1.02

Cash Dividends Declared per share of Common Stock	$0.43	$0.43	$1.29	$1.29

	September 30,	December 31,
(thousands of dollars)	2006	2005
ASSETS
Current assets	$293,629	$213,014
Current assets of discontinued operations held for sale	103,472	126,784
Property, plant and equipment, net	608,159	581,752
Regulatory assets	576,159	603,949
Other long-term assets	91,355	175,255
Long-term assets of discontinued operations held for sale	10,086	98,301
Total Assets	$1,682,860	$1,799,055

LIABILITIES AND CAPITALIZATION
Current liabilities	$148,967	$159,622
Current liabilities of discontinued operations held for sale	50,363	75,572
Noncurrent liabilities	109,360	127,703
Long-term liabilities of discontinued operations held for sale	1,053	7,756
Deferred income taxes	332,044	336,871
Regulatory liabilities	59,505	60,064
Total Liabilities	701,292	767,588

Net long-term debt	482,603	486,889
Net common stock equity	498,965	544,578
Total Capitalization	981,568	1,031,467

Total Liabilities and Capitalization	$1,682,860	$1,799,055

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
(In Millions)	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Operating Revenue - UI	$261.1	$259.5	$661.1	$632.3

Fuel and energy expense - UI	$124.7	$130.9	$324.4	$320.0

Operation and maintenance expense
UI	$62.0	$56.6	$169.5	$151.7
Minority Interest Investment and Other (1)	1.1	1.2	4.6	4.4
Total	$63.1	$57.8	$174.1	$156.1

Depreciation and amortization
Depreciation - UI	$7.9	$7.8	$23.4	$22.8
Amortization of regulatory assets - UI	13.2	14.3	31.2	31.9
Total - UI	$21.1	$22.1	$54.6	$54.7

Taxes - other than income taxes
State gross earnings tax - UI	$9.2	$9.0	$22.3	$20.9
Other - UI	3.4	3.5	11.3	11.2
Total - UI	$12.6	$12.5	$33.6	$32.1

Other Income (Deductions)
Other - UI	$3.6	$2.5	$8.3	$6.6
Minority Interest Investment and Other (1)	1.2	0.1	2.7	0.6
Total	$4.8	$2.6	$11.0	$7.2

Interest Charges
Interest - UI	$4.7	$4.3	$13.4	$12.2
Amortization: debt expense, redemption premiums - UI	0.4	0.4	1.1	1.1
Minority Interest Investment and Other	1.0	1.6	3.8	4.7
Total	$6.1	$6.3	$18.3	$18.0

Gain on Sale of Equity Investments -Minority Interest Investment and Other (1) (2)	$0.0	$0.0	$18.9	$0.0

Income Taxes
UI	$9.5	$15.2	$23.8	$30.3
Minority Interest Investment and Other (1)	(0.4)	(1.1)	5.6	(5.4)
Total	$9.1	$14.1	$29.4	$24.9

Income (Losses) from Equity Investments
UI	$0.4	$0.1	($0.4)	$0.2
Minority Interest Investment (2)	0.0	0.0	0.5	(4.9)
Total	$0.4	$0.1	$0.1	($4.7)

Net Income
UI	$30.1	$20.1	$48.6	$37.0
Minority Interest Investment and Other (1) (2)	(0.5)	(1.6)	8.1	(8.0)
Subtotal Net Income from Continuing Operations	29.6	18.5	56.7	29.0
Discontinued Operations	(17.8)	0.0	(79.7)	(3.9)
Total Net Income	$11.8	$18.5	($23.0)	$25.1

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.

BUSINESS SEGMENT SUMMARY INFORMATION
(In Millions, except per share amounts)

UIL HOLDINGS CORPORATION

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Income from Continuing Operations, net of tax	$29.6	$18.5	$56.7	$29.0

Net Income (Loss)	$11.8	$18.5	$(23.0)	$25.1

Earnings per Share - basic	$0.48	$0.76	$(0.94)	$1.03

THE UNITED ILLUMINATING COMPANY

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Net Income	$30.1	$20.1	$48.6	$37.0

Earnings per Share - basic	$1.23	$0.83	$2.00	$1.53

Retail Sales (millions of KWH)	1,691	1,779	4,529	4,649

NON-UTILITY BUSINESSES

Quarter Ended		Quarter Ended	Year to Date	Year to Date
Sept. 30, 2006		Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

MINORITY INTEREST INVESTMENT
AND OTHER
Net Income (Loss)	$(0.5)	$(1.6)	$8.1	$(8.0)

Earnings per Share - basic	$(0.02)	$(0.07)	$0.33	$(0.34)

DISCONTINUED OPERATIONS

Net Income (Loss)	$(17.8)	$-	$(79.7)	$(3.9)

Earnings per Share - basic	$(0.73)	$-	$(3.27)	$(0.16)

TOTAL NON-UTILITY BUSINESSES

Net Income (Loss)	$(18.3)	$(1.6)	$(71.6)	$(11.9)

Earnings per Share - basic	$(0.75)	$(0.07)	$(2.94)	$(0.50)